AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Dynamics Fund, Inc. a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser") as of the 28th day of February 1997 (the "Agreement").

      WHEREAS, effective as of June 26, 1997, the Fund changed its name to "INVESCO Capital Appreciation Funds, Inc.;" and

      WHEREAS, effective as of August 28, 1998, the Fund changed its name to "INVESCO Equity Funds, Inc.;" and

      WHEREAS, effective as of October 29, 1998, the Fund has changed its name to "INVESCO Stock Funds, Inc.;" and

      WHEREAS, the Fund and the Adviser are affiliated companies; and

      WHEREAS, the Fund desires to add additional breakpoints to the existing advisory fees that it pays to the Adviser for the management of the Fund's separate portfolios of investments, the INVESCO Dynamics Fund, the INVESCO Growth & Income Fund and the INVESCO Endeavor Fund (each a "Portfolio");

   NOW, THEREFORE, the name of the Fund is "INVESCO Stock Funds, Inc.;" and

      In consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the first paragraph of the provisions in paragraph 4 of the Agreement entitled "Compensation of the Adviser" is hereby amended to read as follows:

            For the services rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee which will be computed on a daily basis and paid as of the last day of each month, using for each daily calculation of the most recently determined net asset value of each Portfolio in the Fund, as determined by valuations made in accordance with the Fund's procedure for calculating the Portfolios' net asset value as described in each of the Portfolio's Prospectus and/or Statement of Additional Information. On an annual basis, the advisory fee applicable to each Portfolio shall be as follows:

                     (a) INVESCO Growth & Income Fund and INVESCO Endeavor Fund: 0.75% of the
                     first $500 million of each Portfolio's average net assets, 0.65% of the next $500 million of each Portfolio's average net assets, 0.55% of each
                     Portfolio's average net assets from $1 billion, 0.45% of each Portfolio's average net assets from $2 billion, 0.40% of each Portfolio's average net assets from $4 billion, 0.375% of each Portfolio's average net assets from $6 billion, and 0.35% of each Portfolio's average net assets over $8 billion.

                     (b) INVESCO Dynamics Fund: 0.60% of the first $350 million of the Portfolio's average net assets, 0.55% of the next $350 million of the Portfolio's average net assets, 0.50% of the Portfolio's average net assets from $700 million, 0.45% of the Portfolio's average net assets from $2 billion, 0.40% of the Portfolio's average net assets from $4 billion, 0.375% of the Portfolio's average net assets from $6 billion, and 0.35% of the Portfolio's average net assets over $8 billion.

   IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                        INVESCO FUNDS GROUP, INC.

                                        By: /s/ Mark H. Williamson
                                            ----------------------------------
                                            Mark H. Williamson,
                                            President
ATTEST:

/s/ Glen A. Payne
--------------------------------
Glen A. Payne,
Secretary
                                        INVESCO STOCK FUNDS, INC.

                                        By: /s/ Ronald L. Grooms
                                            ----------------------------------
                                             Ronald L. Grooms,
                                             Treasurer & Chief Financial &
                                             Accounting Officer
ATTEST:

/s/ Glen A. Payne
--------------------------------
Glen A. Payne,
Secretary